VC2 ADVISORS, LLC

10951 W. Pico Boulevard

Los Angeles, CA 90064

July 15, 2015

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

Attn. Mark Elliott, Chief Executive Officer.

Re: Management Agreement between Boxlight Corporation and VC2 Advisors LLC

Gentlemen:

1)	This letter (hereinafter, the “Management Agreement”) will confirm our understanding that VC2 Advisors, LLC, a Delaware limited liability company (“VC2”) has been engaged as a consultant to Boxlight Corporation, a Nevada corporation (“Boxlight” or the “Company”), and the existing and future subsidiaries and affiliated entities of the Company (collectively, with the Company, the “Boxlight Group”), to perform consulting work for the Boxlight Group. Our services will specifically relate to (a) sourcing and analyzing one or more strategic acquisitions of the assets, securities and businesses of other entities engaged in similar or otherwise synergistic activities as those currently engaged in by he Boxlight Group, (b) introducing the Company to various financing sources, and (c) assisting the bankers engaged by the Boxlight Group in sourcing debt and/or equity financings for the Boxlight Group. VC2’s consulting services described in this Section 1 shall be defined herein as the “VC2 Services” and such VC2 Services shall commence as of “Effective Date” described below.

2)	The Parties hereto acknowledge that VC2 is owned by trusts establishecd by Adam Levin and Michael Pope for the benefit of third parties, and that Messrs. Levin and Pope will be providing the VC2 Services on behalf of VC2. In addition, VC2 may be deemed to be an “affiliate” (as defined in Rule 415 promultaged under the Securities Act of 1933, as amended) of Vert Capital Corp.

3)	This Management Agreement shall be effective as the effective date of the consummation of the Company’s initial public offering of common stock, pursuant to a Form S-1 registration statement declared effective by the Securities and Exchange Commission (the “Effective Date”) and continue for a period through and including December 31, 2018 (the “Term”).

4)	During the Term of this Management Agreement and in consideration for VC2 performing the VC2 Services, the Boxlight Group agrees to compensate VC2 for such VC2 Services rendered hereunder as set forth below.

(a) The Boxlight Group agrees to pay VC2 an annual management fee (the “Annual Management Fee”) which shall be equal to one and one-half percent (1.5%) of the total consolidated net revenues of the Boxlight Group as at the end of each December 31, 2015, December 31, 2016, December 31, 2017 and December 31, 2018, inclusive (each an “Anniversary Year”); provided, however, that in no event shall such Annual Management Fee payable in respect of any one Anniversary Year exceed (i) $250,000 in Anniversary Year ending December 31, 2015, and (ii) One Million ($1,000,000) Dollars in each Anniversary year 2016, 2017 and 2018.

(b) Such Annual Management Fee shall be payable (i) in monthly installments of $20,833, commencing as of the Effective Date and continuing through December 31, 2015, and (ii) subject to the “True Up” Payment provided for in this Section 4(b), in monthly installments for each of the three subsequent Anniversary Years (2016 through 2018, inclusive) equal to 1/12 of the monthly installments of such Management Fee paid in the immediately preceding Anniversary Year. Not later than ten (10) business days following delivery of the audited consolidated statement of operations of the Boxlight Group for each of the three Anniversary Years (2016 through 2018, inclusive), Boxlight shall cause to be paid to VC2 an additional payment (the “True-Up Payment”) equal to (A) 1.5% of the total consolidated net revenues of the Boxlight Group for the Anniversary Year in question, less (B) the monthly installments previously paid to VC2 in respect of such Anniversary Year. Subject to Section 2(c) below, the monthly management fee shall be payable in cash at the end of each month during the Term of this Management Agreement.

(c) Notwithstanding the provisions of Section 4(a) above, at the option of VC2 (by written notice given to Boxlight on or before January 1st of any one or more Anniversary Year commencing in 2016) all or any portion of the Management Fee may be deferred and paid, together with the annual True Up Payment, following the end of such Anniversary Year in the form of shares of Boxlight common stock (the “Share Purchase Option”). Such Share Purchase Option shall entitle VC2 or its members to purchase additional shares of Boxlight common stock at a per share purchase price equal to 100% of the closing price of Boxlight common stock, as traded on the Nasdaq Stock Exchange or any other national securities exchange, as at December 31 of the Anniversary Year in question.

5)	The Company shall, upon request from time to time, promptly reimburse VC2 for its reasonable travel and other out-of-pocket expenses, all of which shall be required to be preapproved per electronic mail transmission or in writing by the board of directors of the Boxlight Group (Michael Pope abstaining), incurred in connection with VC2’s execution of the VC2 Services. Such preapproved expenses will be reimbursed no less than five (5) business days after the Boxlight Group’s receipt of an invoice(s) detailing such preapproved expenses incurred by VC2.

6)	In advising the Boxlight Group and performing the VC2 Services, VC2 may be using and relying on data, material and other information furnished to VC2 by the Boxlight Group or its management or obtained by VC2 from third party sources; which data, material and information may not be publicly available (the “Non-Public Information”). In such connection, VC2 shall not, nor shall it permit any of its affilaites, members, officers or associates to, purchase, sell or otherwise trade in any shares of Boxlight common stock while in its possesses any such Non-Public Information. Conversely, VC2 may assume and rely upon the accuracy and completeness of any Information so furnished without any independent verification whatsoever. In such connection, the Company acknowledges that VC2 will not assume any responsibility for independent verification of such Information or any independent valuation or appraisal of any business opportunity offered to the Boxlight Group; it being understood that the Company will be solely responsible to conduct an appropriate, business, legal and financial due diligence review of any business opportunity furnished to the Company by VC2.

7)	The Company acknowledges that VC2 has been retained to act solely as a consultant for the Boxlight Group. In such capacity, VC2 shall act as an independent contractor and any duties of VC2 arising out of its engagement pursuant to this Management Agreement shall be owed solely to the Boxlight Group. The Company is a sophisticated business enterprise that has retained VC2 for the limited purposes set forth in this Management Agreement. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Management Agreement, and each party agrees that there is no fiduciary relationship between them. In addition, each party herein acknowledges and agrees that VC2 shall not perform any activities in executing the VC2 Services that may be construed as legal services and/or investment banking activities under, or in violation of, the regulations of the Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”).

8)	Nothing in this Management Agreement shall be construed to limit the ability of VC2 or its affiliates to pursue, investigate, analyze, invest in, or engage in financial advisory, consulting or any other business relationships with entities other than the Boxlight Group, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Boxlight Group, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Boxlight Group’s, or may have been identified by the Boxlight Group as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information. Accordingly, VC2 shall retain all such Information as confidential and not otherwise use the same other than as directed by the Boxlight Group, specifically and directly in connection with performing the VC2 Services.

9)	Annexed hereto as Exhibit A is an indemnity agreement which is incorporated by reference herein.

10)	This Management Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that state.

11)	No waiver, amendment or other modification of this Management Agreement shall be effective unless in writing and signed by each party to be bound thereby.

12)	Each of the Boxlight Group and VC2 irrevocably and unconditionally submits to the exclusive jurisdiction and venue of any State or Federal court sitting in City of Los Angeles, State of California over any action, suit or proceeding arising out of or relating to this Management Agreement. Each of the Boxlight Group and VC2 irrevocably and unconditionally waives any objection to the laying of venue of any such action brought in any such court and any claim that any such action has been brought in an inconvenient forum. EACH OF VC2 AND BOXLIGHT GROUP (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF ITS SHAREHOLDERS OR MEMBERS) WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF VC2 PURSUANT TO, OR THE PERFORMANCE BY VC2 OF THE SERVICES CONTEMPLATED BY, THIS MANAGEMENT AGREEMENT.

13)	This Management Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

14)	Boxlight expressly acknowledges that all opinions and advice (written or oral) given by VC2 to the Boxlight Group in connection with VC2’s Services are intended solely for the benefit and use of the Boxlight Group.

15)	The benefits of this Management Agreement shall inure to the respective successors and assigns (whether by merger or otherwise) of the parties hereto, and the obligations and liabilities assumed in this Management Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns. Notwithstanding anything to the contrary contained herein, this Management Agreement shall not be assignable by any party hereto without the expressed written consent of the other party hereto and any such assignment without such expressed written consent shall be null and void.

We are pleased to accept this engagement and look forward to working with you. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement.

Very truly yours,

VC2 ADVISORS, LLC

By:	/s/ Adam Levin
Name:	Adam Levin
Title:	Managing Member

Accepted and agreed as of the date hereof:

BOXLIGHT CORPORATION

By:	/s/ Mark Elliott
Name:	Mark Elliott
Title:	Chief Executive Officer

EXHIBIT A

INDEMNIFICATION

Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that the role of VC2 Advisors LLC (“VC2”) is advisory, to induce VC2 to enter into this Management Agreement and to render the services to be provided pursuant thereto, the Company agrees to indemnify and hold harmless VC2, its affiliates and their respective officers, directors, employees, agents and controlling persons (the “Indemnified Parties”) from and against any and all loss, charge, claim, damage, demand, expense and liability whatsoever, including, but not limited to, all attorneys’ fees and expenses (hereinafter a “Claim” or “Claims”), related to or arising in any manner out of, based upon, or in connection with the rendition of such services and any transaction, proposal or any other matter arsing out of, or otherwise appertaining to, the conduct of the Company and any person or entity acting or purporting to act for or on behalf of the Company (a “Matter” or “Matters”) in any way contemplated by, related to, or arsing from, the engagement of VC2 hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened Claim related to or arising in any manner out of any Matter contemplated by the engagement of VC2 hereunder, or any action or proceeding arising there from (collectively, “Proceedings”), whether or not such Indemnified Party is a formal party to any such Proceeding. Such right and entitlement to indemnification hereunder shall include the right of any Indemnified Party to select, consult with, retain and be represented, at the expense of Company, by such legal counsel as the Indemnified Party, in its sole and absolute discretion, may determine. Notwithstanding the foregoing, other than the payment of legal fees and related costs incurred by an Indemnified Party, which fees and costs shall be paid by Company promptly upon presentation thereof by the Indemnified Party, the Company shall not be liable in respect of any Claims that a court of competent jurisdiction has judicially determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of VC2 settle compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not VC2 or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of VC2 and each other Indemnified Party hereunder from all liability arising out of such proceeding.

In order to provide for just and equitable contribution in any case in which (i) an Indemnified Party is entitled to indemnification pursuant to this Management Agreement but it is judicially determined by the entry of a final judgment decree by a court of competent jurisdiction and the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case, or (ii) contribution may be required by the Company in circumstances for which an Indemnified Party is otherwise entitled to indemnification under the Agreement, then, and in each such case, the Company shall contribute to the aggregate losses, Claims, damages and/or liabilities in an amount equal to the amount for which indemnification was held unavailable. Notwithstanding the foregoing, VC2 shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by VC2 pursuant to this Agreement.

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with VC2’s engagement hereunder except for Claims that a court of competent jurisdiction shall have determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, reimbursement and contribution obligations of the Company set forth herein shall be in addiction to any liability which the Company may otherwise have an shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Management Agreement with VC2 and (iv) whether or not VC2 shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them in the Management Agreement.